Exhibit 10.1

1201 Winterson Road Linthicum, Maryland 21090-2205 410 694 5700 phone 410 694 5750 fax www.ciena.com
February 2, 2010
Arthur D. Smith, Ph.D.
5 Paddington Court
Baltimore, Maryland 21212
Dear Arthur:
This agreement is to confirm the terms and conditions of your continued employment with Ciena Corporation (the “Company”). You and the Company hereby agree to the following:
1. You will continue to be employed in your current role and at not less than your current compensation and benefits as Senior Vice President and Chief Integration Officer until July 31, 2010 or such earlier date as may be mutually agreed between you and the Company (the “Transition Date”). Prior to the Transition Date, you and the Company will discuss in good faith various other acceptable leadership positions for you within the Company following performance of your current duties and responsibilities (an “Alternate Position”). In the event that you and the Company are unable to mutually agree on an Alternate Position on or before the Transition Date, then you may elect to resign your employment as an officer and active employee of the Company by providing at least 30 days advance notice in writing, which specifies the effective date of your resignation (the “Resignation Date”).
2. You will be paid your regular base salary for all time worked through the Resignation Date, and for any accrued and unused Personal Leave days through the Resignation Date, on the next regularly scheduled payroll date following the Resignation Date. You may be eligible to receive a bonus under the Company’s Incentive Bonus Plan in accordance with the terms of that plan and only for each full bonus period that you work through the Resignation Date; provided, however, that you will not be eligible to receive any bonus for the first half of fiscal 2010.
3. In the event that you remain continuously employed in good standing with the Company up to and including the Transition Date, and you elect to resign your employment in accordance with Section 1 effective on or after the Transition Date but prior to December 31, 2010, then (i) the effective date of your separation from the Company will be the earlier of December 31, 2010 or the date on which you obtain employment with a third party (the “Separation Date”) and (ii) in consideration of your acceptance of this agreement and of your past service to the Company, and contingent upon your satisfactory performance of the duties and responsibilities as described in Section 8 below, the Company will provide you with the following severance pay and benefits:
a.	During the period from the Resignation Date through the Separation Date, you will continue to be paid your regular base salary on regularly scheduled pay dates, and you will be eligible to receive an incentive bonus for the second half of fiscal 2010 at your current target bonus percentage, if and to the extent that the applicable goals are achieved, in accordance with the terms and conditions of the Company’s Incentive Bonus Plan. During this period you will not be required to report for work but will remain on the Company’s payroll and will be entitled to certain benefits as set forth herein.

Arthur D. Smith, Ph.D.
February 2, 2010

b.	Your health care coverage (medical, dental and vision) under the Company’s group benefit plans will continue until the earlier of the Separation Date or the date on which you become eligible for comparable coverage under the health plan of another employer. Thereafter, if you elect to continue these benefits through COBRA, you will be required to pay the same premium as active employees, with the Company subsidizing the balance of the COBRA premium, for the period covered by your severance payment. When the period covered by your severance payment ends, you will be responsible for the full cost of the COBRA premium.

c.	The Company will pay you a lump sum severance payment equal to the sum of 52 weeks of your regular base salary ($350,000) and incentive bonus at your current target bonus percentage (based on the assumption that the goals for payment of your bonus are achieved at a level entitling you to be paid 100% of your target bonus for one year) ($262,500), minus the sum of the salary and any bonus paid to you pursuant to Section 3(a) above. This payment will be made on the later of the next regularly scheduled pay date after the Separation Date or the eighth day following your signing of the general release, provided that you have not revoked your release as provided therein. In the event that it is determined that you are entitled to pay, or pay in lieu of notice, under any applicable federal or state law, then this severance pay shall be deemed attributable to such pay or pay in lieu of notice.

d.	You will not be entitled to any additional equity grants after the Resignation Date. Your outstanding stock options and restricted stock units (including restricted stock units and performance-adjusted restricted stock units) will continue vesting in accordance with their terms until the Separation Date, at which time any unvested options or restricted stock units will be forfeited. Thereafter, you must elect to exercise the vested portion of your options in accordance with the terms of the plan under which they were granted or they will terminate in their entirety.

e.	Consistent with Company policy, and provided that you submit the requisite documentation by no later than 30 days after the Resignation Date, the Company will reimburse you for any business-related expenses incurred by you through the Resignation Date.

f.	The Company will reimburse you for reasonable 2009 and 2010 tax return preparation and financial planning services provided by the Company through Deloitte & Touche or a vendor of your choice, up to a maximum of $10,000 per year, in accordance with the current Executive Benefits Plan.

g.	You will be entitled to a one-day in-depth physical examination by no later than 30 days after the Resignation Date (provided that you have not already had such an examination in 2010). Please contact the Executive Health Program at Johns Hopkins to set up an appointment.

h.	The Company will continue to indemnify you, and to maintain in full force and effect insurance for any claims made against you, on account of anything alleged to have occurred during your employment with the Company, to the same extent as the Company currently indemnifies you and maintains such insurance.
     All payments to be made by the Company hereunder shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you. Each of the cash payments provided pursuant to this Section 3 shall be treated for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a right to a series of separate payments. Because you are a “specified employee,” as such term is defined pursuant to Section 409A of the Code and the regulations and guidance issued thereunder, to the extent that the cash payments provided pursuant to this Section 3 that are made after March 15, 2011 but within six months of the Separation Date exceed two times the applicable limits set forth in Section 401(a)(17) of the Code (such excess amounts, the “Excess Amount”), then the Excess Amount will not be paid until the first business day of the seventh month following the Separation Date. All reimbursements to which you are entitled will be paid to you as promptly as practicable and in any event not later than December 31, 2010, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

Arthur D. Smith, Ph.D.
February 2, 2010

4. Your participation in the Company’s 401(k) Plan will end as of the Resignation Date. You will be entitled to receive a distribution of your account balance in accordance with the terms of the Plan. If you wish to receive a distribution or roll over your account to another qualified plan or IRA, please contact the Benefits Department.
5. The Amended and Restated Change in Control Severance Agreement between you and the Company will be terminated and of no further force and effect as of the Resignation Date.
6. Except as expressly provided for above, all other benefits, including but not limited to long-term disability and life insurance, will end as of the Resignation Date. Any conversion and/or continuation rights that you may have regarding such insurance will be in accordance with the terms of the insurance policies.
7. Except as expressly provided for above, you will be entitled to no other or further compensation, remuneration or benefits from the Company, and the Company will have no further obligation or liability therefor.
8. You hereby agree as follows:
a.	On or immediately prior to the Resignation Date, you will execute and return a general waiver and release of all claims against the Company in the form attached as Exhibit A hereto.

b.	On or before the Resignation Date, you will return promptly to the Company any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company, and all keys, access cards, credit cards, computer hardware and software, cell phones and PDAs, and other property of the Company in your possession or control. Further, you will not retain any copy of any documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company. You will disclose to the Company all passwords necessary or desirable to enable the Company to access all information that you have password-protected on any of its equipment or on its computer network or system.

c.	On or before the Resignation Date, you will execute and deliver to the Company letters of resignation effective as of the Resignation Date, in the form(s) provided by the Company, as an officer of the Company and as a director and/or officer of certain of the Company’s subsidiaries.

Arthur D. Smith, Ph.D.
February 2, 2010

d.	You acknowledge that, under Section 16 of the Securities Exchange Act of 1934, as amended, (i) you remain obligated to report all transactions in the Company’s stock that occur on or before the Resignation Date and (ii) you are responsible for making all required filings with the SEC and NASDAQ with respect to all holdings of and transactions in the Company’s stock after the Resignation Date that were not previously reported. You agree to make all such required filings in accordance with the applicable rules and to provide the Company with a copy thereof.

e.	You will cooperate with the Company with respect to all matters arising during or related to your employment with the Company, including all matters in connection with any governmental investigation, litigation or regulatory or other proceeding that may have arising or which may arise following the signing of this agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

f.	You acknowledge that as of and after the Resignation Date, you continue to be bound by certain obligations as set forth in the Proprietary Information, Inventions and Non-Solicitation Agreement dated May 19, 1997 between you and the Company (the “Proprietary Information Agreement”), including your obligation not to disclose to any third party any Company Proprietary Information (as defined therein). Concurrent with the signing of this agreement, you will execute a Termination Certification (Annex B to the Proprietary Information Agreement) and provide the same to the Company.

g.	You agree that, as a condition to your right to receive the severance pay and benefits set forth in Section 3, for a period of 12 months following the Resignation Date you will not, whether alone or as a partner, officer, director, consultant, contractor, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Company:
i.	be employed or engaged by or associated with, or engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any of the following companies (or their affiliates or subsidiaries): ADVA, Alcatel-Lucent, Cisco, Ericsson, Fujitsu, Huawei, Infinera, Nokia Siemens Networks or Tellabs; provided, however, that you may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

ii.	(A) solicit or induce any employee of the Company to leave the employ of the Company, (B) solicit business of the same or similar type being carried on by the Company from any person known by you to have purchased products or services from the Company within the 12 months prior to the Resignation Date, (C) unlawfully interfere with the Company’s relationship with any person, including any person who was an employee, contractor, supplier or customer of the Company, or (D) disparage the Company or any of its shareholders, directors, officers, employees or agents.

Arthur D.Smith, Ph.D.
February 2, 2010

You acknowledge and agree that the covenants set forth in this Section 8(g), including but not limited to the subject matter, scope and duration of such covenants, are fair and reasonable and are necessary for the protection of the legitimate business interests of the Company. You further agree that any breach of the covenants set forth in this Section 8(g) would cause irreparable damage to the Company and that, in the event of such breach, and in addition to any and all remedies at law, the Company shall have the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of such covenants.

You and the Company acknowledge and agree that the covenants set forth in this Section 8(g) supersede in their entirety the covenants set forth in Section 9 of the Proprietary Information Agreement, which shall be deemed of no further force and effect.
9. You acknowledge that this agreement is a full and accurate embodiment of the understanding between you and the Company and that it supersedes any prior or contemporaneous communications, agreements or understandings, whether written or oral, made by the parties. The terms of this agreement may not be modified, except by mutual written consent of the parties:
10. If any provision of this agreement or any portion or provision hereof applicable to any particular situation or circumstance is held invalid, the remainder of this agreement or the remainder of such provision (as the case may be), and the application thereof to other situations or circumstances, shall not be affected thereby.
11. Unless required to do so by legal process or by a court or government agency, you agree not to disseminate or disclose the fact of or terms of this agreement, the discussions leading to this agreement, or any subsidiary undertakings required by this agreement, except to legal counsel or tax advisers, or as may become necessary to comply with or enforce the terms of this agreement. You further agree that no part of this agreement is to be used as or admitted into evidence in any proceeding of any character, judicial, administrative or otherwise, now pending or subsequently instituted, except in accordance with this paragraph.
12. This agreement will be interpreted and enforced in accordance with the laws of the State of Maryland without regard to its choice of law principles.
13. This agreement shall not be deemed an admission of liability, or of a violation of any application law, rule, regulation or order, of any kind,
If the terms of this agreement are acceptable, please indicate your acceptance by signing below and return to me a signed copy of this agreement.

Arthur D. Smith, Ph.D.
February 2, 2010

Please let me know if you have any questions.
Sincerely,
Ciena Corporation

/s/ Randy Harris
Randy Harris
SVP & Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Arthur D. Smith	2/2/2010

Arthur D. Smith	Date

EXHIBIT A
GENERAL RELEASE
This General Release is made between Ciena Corporation, a Delaware corporation (the “Company”) and Arthur D. Smith (the “Executive”).
WHEREAS, the Executive has been employed by the Company in the capacity of Senior Vice President and Chief Integration Officer, and has resigned such employment; and
WHEREAS, the Company has agreed, pursuant to the terms of a letter agreement dated February 2, 2010 (the “Agreement”) to provide certain pay and other benefits to which the Executive would not otherwise be entitled.
The Company and the Executive agree as follows:
1. In consideration of the pay and other benefits set forth in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, on behalf of himself and his heirs, representative, successors and assigns, hereby releases, waives and fully discharges the Company and its affiliates, subsidiaries, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Company et al.”), absolutely, unconditionally and irrevocably, from, against, and in respect of any and all claims, actions, suits, proceedings, demands, judgments, costs and expenses (including attorneys’ fees and court costs), liabilities, obligations or damages of any kind or nature whatsoever, whether asserted or unasserted, mature or contingent, known or unknown, which he ever had, now have or may have against the Company et al., from the beginning of time up to the date of this General Release, directly or indirectly relating to or arising out of his employment and employment relationship with the Company and the separation thereof, including but not limited to any claims of wrongful termination, constructive discharge, defamation, infliction of emotional distress, breach of express or implied contract, fraud, misrepresentation or liability in any other theory of tort of contract (whether at law, in equity or otherwise), claims of any kind that may be brought in any court or administrative agency, any claims brought under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, or any other federal, state or local law relating to employment, business expenses, employee benefits or the termination of employment. The Executive hereby forever releases the Company et al. from any liability or obligation to reinstate or reemploy him in any capacity, and waives any right to future employment with the Company.
2. In consideration of the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby releases, waives and fully discharges the Executive and his heirs, representatives, successors and assigns, absolutely, unconditionally and irrevocably, from, against and in respect of any and all claims, actions, suits, proceedings, demands, judgments, costs and expenses (including attorneys’ fees and court costs), liabilities, obligations or damages of any kind or nature whatsoever, whether asserted or unasserted, mature or contingent, known or unknown, which the Company ever had, now has or may have against the Executive from the beginning of time up to the date of this General Release, directly or indirectly relating to or arising out of the Executive’s employment and employment relationship with the Company and the separation thereof.
3. Nothing in this General Release will affect the ability of either the Company or the Executive to enforce rights or entitlements provided for under the Agreement, or any rights or entitlements that may arise after the date of this General Release. In the event that the Executive should decide to commence any litigation, action or proceeding against the Company et al. except as it relates to the enforcement of any rights he may have under the Agreement or that arise after the date of this General Release, the Executive will be obligated to repay the Company the additional consideration paid pursuant to the Agreement and will be deemed to have breached this General Release and will be liable for any damages, costs and attorneys fees suffered by the Company et al. as a result of such breach.

4. The Executive expressly acknowledges and certifies that he has read this General Release carefully, that he has been advised by the Company and has had the opportunity to consult with counsel before signing this General Release if he believed that was necessary, and that he has freely, voluntarily and knowingly entered into this General Release after due consideration. The Executive acknowledges and confirms that no promise or inducement has been offered to him by the Company or any of its agents, except as expressly set forth herein, and that he is not relying upon any such promise or inducement in entering into this General Release. The Executive further acknowledges and confirms that the consideration offered pursuant to this General Release exceeds any payment, benefit or other thing of value to which he would otherwise be entitled.
5. The Executive understands that he 21 days to consider, execute and deliver this General Release to the Company, but that if he knowingly and voluntarily chooses to do so, he may execute this General Release before the 21 day consideration period has expired. The Executive further understands that he may revoke his acceptance of this General Release within seven days of its execution by providing written notice of revocation to the General Counsel of the Company on or before the seventh calendar day after he signs this General Release.
6. This Release will be interpreted and enforced in accordance with the laws of the State of Maryland. THIS IS A FINAL RELEASE. No modification, alteration or waiver of any provision hereof shall be binding upon either Executive or the Company unless evidenced in writing and signed by both parties.

CIENA CORPORATION	EXECUTIVE

By:	Arthur D. Smith
Name:
Title:	Date:
Date: